                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of May ___,
2005 between TBS International Limited, a Bermuda company (the "Buyer"), on the one hand and Joseph E. Royce, Gregg L. McNelis, Lawrence A. Blatte and Captain
Alkis N. Meimaris (the "Sellers"), on the other hand.

                                    RECITALS

         A. The Sellers own directly, beneficially and of record, an aggregate of 100 shares of the common stock, no par value (the "Shares"), of
TBS Shipping Services Inc., a New York corporation (the "Company").

         B. The Shares represent 100% of the issued and outstanding shares of capital stock of the Company.

         C. The Buyer desires to acquire the Shares from the Sellers, and the
Sellers desire to sell the Shares to the Buyer, upon the terms and subject to the conditions set forth in this Agreement.

         D. The Buyer is planning an initial public offering of its shares (the
"IPO") and desires to simplify its corporate structure so that it owns certain affiliated corporations prior to the IPO.

         E. The Sellers' percentage share ownership of the Buyer and indirectly the Company will be substantially and disproportionately reduced upon closing of the IPO.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement and for other valuable consideration, the
Buyer and the Sellers agree as follows:

                                   ARTICLE ONE
                                TERMS OF THE SALE

         SECTION 1.1. 2005 S CORPORATION EARNINGS. The Company will distribute to each of the Sellers his remaining undistributed share of the Company's S corporation earnings for the period from January 1, 2005 through the Closing
Date, computed on the accrual basis (the "2005 S Corporation Earnings"), as soon as practicable after the Closing, but in no event later than September 30, 2005.

         SECTION 1.2. SALE AND PURCHASE. The Sellers, on the Closing Date, will sell the Shares to the Buyer, by delivering certificates for the Shares to the
Buyer in proper form for transfer by delivery or with duly executed stock powers attached thereto, against payment of the Purchase Price as provided in Section
1.3.

         SECTION 1.3. PURCHASE PRICE. Subject to Section 1.4, the Buyer will pay to the Sellers on the Closing Date, as purchase price for the Shares, $55,000 per Share for an aggregate amount of $5,500,000 (the "Purchase Price").

         SECTION 1.4. THE CLOSING. The closing of the purchase and sale of the
Shares (the "Closing") shall be held at the offices of Gibson, Dunn & Crutcher
LLP, 200 Park Avenue, New York, NY, 10166, or at such other place as the parties may agree upon, at 9:00 A.M., local time, on the date hereof or on such other date and at such other time as the parties may agree upon (the "Closing Date").

         SECTION 1.5. CERTAIN EXPENSES. (a) Neither the Sellers nor the Company
shall pay or be liable for any of the following fees, expenses, taxes or liabilities incurred by the Buyer or the Company, all of which shall be borne and paid by the Buyer:

                  (i) any fees and expenses of any person retained by the Buyer or the Company for brokerage, financial advisory or investment banking services or services as a finder rendered to the Buyer or the Company in connection with the proposed sale of the Shares;

                  (ii) any fees and expenses of legal counsel, auditors and
accountants retained or employed by the Buyer or the Company for services rendered to the Buyer or the Company in connection with the proposed sale of the
Shares; or

                  (iii) any income, capital gains, real estate, transfer or
other tax incurred by the Buyer or otherwise payable by the Buyer in connection with the proposed sale of the Shares.

         (b) Neither the Buyer nor the Company shall pay or be liable for any income, capital gains, real estate, transfer or other tax incurred by the
Sellers or otherwise payable by the Sellers in connection with the proposed sale of the Shares. If the Company will pay or be liable for any tax or liability described in Section 1.5(b), the sum of all such payments or liabilities shall be paid by the Sellers to the Buyer upon demand or the Buyer may reduce the
Purchase Price accordingly.

         SECTION 1.6. CERTAIN DOCUMENTS. At or prior to the Closing, the Sellers will furnish the Buyer with the following documents:

         (a) the certificate of incorporation and by-laws of the Company and all amendments thereto (the "Charter Documents"), duly certified by the proper officials of the jurisdiction in which the Company is organized and duly certified by the Secretary of the Company as being in full force and effect on the Closing Date;

         (b) certificates as to the good standing of the Company and payment of all applicable state taxes thereby, executed by the appropriate officials of the state of incorporation and of each other state in which the Company is qualified as a foreign corporation;

         (c) the complete and correct corporate minute books, stock ledgers, stock transfer records and corporate seal of the Company;

         (d) the originals, or copies certified to the satisfaction of the
Buyer, of all property leases and title documents required by the Buyer, and title affidavits and other customary closing documents, relating to real property owned or leased by the Company;

         (e) executed originals of all consents, waivers, approvals and authorizations required by law, statute, rule, regulation, contract or agreement to be obtained by the Sellers or the Company in connection with the consummation of the transactions contemplated hereby;

         (f) a general release, substantially in the form of Exhibit A hereto, executed by the Sellers and those officers and directors of the Company as the
Buyer shall designate to the Sellers, of all claims they may have through the
Closing Date against the Company, other than claims for current salary and undistributed 2005 S Corporation Earnings; and

         (g) such other documents relating to the Company as the Buyer reasonably may request.

         SECTION 1.7. FURTHER ASSURANCES. The Sellers shall, at their own expense, do such further acts and execute and deliver such further documents regarding their obligations hereunder as may be required to consummate the proposed sale of the Shares.

                                   ARTICLE TWO
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each of the Sellers, severally and not jointly, represents and warrants, to the best of his knowledge, to the Buyer:

         SECTION 2.1. POWER AND CAPACITY. Each Seller has the requisite legal capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by and is valid, binding and enforceable against each Seller.

         SECTION 2.2. CONFLICTING INSTRUMENTS; CONSENTS. To the best of the knowledge of each Seller, the execution, delivery and performance of this
Agreement does not and will not violate any provision of the Charter Documents of the Company, nor result in a breach of, create an event of default under, or give any third party the right to accelerate any obligation of the Company reasonably likely to prevent consummation of the proposed sale of the Shares.
There is no pending or threatened action, suit, proceeding, notice of violation or investigation before or by any court, governmental body or agency (a
"Proceeding") to restrain or prevent the consummation of the proposed sale of the Shares

         SECTION 2.3. THE SHARES. Each Seller is the beneficial owner of the number of Shares set forth beneath such Seller's signature hereto. The Shares are transferable and held by such Seller as record owner, free of all liens, charges, encumbrances and claims ("Adverse Claims"). The Buyer, by this
Agreement, will acquire good and marketable title to all of the capital stock of the Company, free of all Adverse Claims.

         SECTION 2.4. ORGANIZATION AND AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the
State of New York. It has

all requisite corporate power and authority to carry on its business. The
Company has an authorized capital of 200 shares of common stock, of which 100 shares are issued and outstanding (all of which are duly authorized, validly issued, fully paid and non-assessable). The Company is not obligated to sell additional shares of its capital stock.

         SECTION 2.5. FINANCIAL STATEMENTS. (a) The Sellers have furnished the
Buyer with copies of the following (collectively, the "Financial Statements"):
(i) the audited financial statements of the Company for the fiscal year ended
December 31, 2004, including a balance sheet as at December 31, 2004 (the
"Balance Sheet" and such date, the "Balance Sheet Date"); and (ii) the related statements of income and cash flows for the fiscal year then ended.

         (b) The Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods covered; (iii) reflect and provide adequate reserves in respect of all known liabilities of the Company, including all known contingent liabilities and liabilities for bonuses or deferred compensation, as of their respective dates;
and (iv) present fairly the consolidated financial condition of the Company at such date and the results of its operations for the fiscal period then ended.

         SECTION 2.6. TAX MATTERS. (a) The Company in a timely manner has filed all material Tax Returns and other reports required to be filed under all federal, state, local and foreign tax laws. All such returns and reports are true, correct and complete in all material respects. The Company has paid in full all Taxes or other amounts due thereunder, including all Taxes that the
Company is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties. No Tax examinations or audits of the Company are in progress or have taken place during the past ten years. No extensions or waivers of statutes of limitations with respect to any
Tax Returns have been given by or requested from the Company. The Company has not agreed, nor is it required, to make any adjustments pursuant to Section
481(a) of the Code or any similar provision of state or local law by reason of a change of accounting method initiated by it or any other relevant party.

         (b) The Company has properly and timely elected as of its date of incorporation to be treated as an S Corporation (as defined in Section
1361(a)(1) of the Code) for federal income tax purposes and for the purposes of any applicable state and local tax law of any state in which it is required to file income tax returns.

         (c) No Seller is a "foreign person" as that term is defined in Treasury
Regulation ss. 1.1445-2.

         (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

         (e) The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

         (f) The term "Tax" (including "Taxes") means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits,

license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law. The term "Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

                                  ARTICLE THREE
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         SECTION 3.1. ORGANIZATION AND AUTHORITY. The Buyer is a company duly organized, validly existing and in good standing under the laws of Bermuda.

         SECTION 3.2. POWER AND CAPACITY. The Buyer has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by and is valid, binding and enforceable against the Buyer.

         SECTION 3.3. CONFLICTING INSTRUMENTS; CONSENTS. To the best of the knowledge of the Buyer, the execution, delivery and performance of this
Agreement does not and will not violate any provision of the memorandum of association and bye-laws of the Buyer and all amendments thereto, nor result in a breach of, create an event of default under, or give any third party the right to accelerate any obligation of the Buyer reasonably likely to prevent the consummation of the proposed sale of the Shares. There is no pending or threatened Proceeding to restrain or prevent the consummation of the proposed sale of the Shares.

         SECTION 3.4. ACCREDITED INVESTOR. The Buyer is an "accredited investor"
within the meaning of Rule 501 of Regulation D promulgated by the U.S.
Securities and Exchange Commission, as presently in effect.

         SECTION 3.5. RESTRICTED SECURITIES. The Buyer understands that the
Shares are characterized as "restricted securities" under U.S. securities laws inasmuch as they are being acquired from the Sellers in a transaction not involving a public offering and that under such laws and applicable regulations, the Shares may be resold without registration under the Securities Act of 1933, as amended, only in certain limited circumstances. The Buyer represents and warrants that it is familiar with and understands the resale limitations imposed by U.S. and applicable state securities laws and the resale limitations imposed thereby.

                                  ARTICLE FOUR
                                  MISCELLANEOUS

         SECTION 4.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The
covenants, agreements, representations and warranties entered into or made pursuant to this Agreement shall be continuing and survive the Closing Date.

         SECTION 4.2. GOVERNING LAW. This Agreement and all related disputes shall be governed by and construed and enforced in accordance with the internal, substantive laws of the State of New York, without giving effect to the conflict of laws rules thereof that would apply the law of another jurisdiction.

         SECTION 4.3. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties and supersedes and cancels any prior oral or written agreement. No provision hereof may be terminated, amended or waived other than in writing signed by the party against whom the enforcement of such change is sought. Notwithstanding any oral agreement of the parties or their representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been signed by each of the parties.

         SECTION 4.4. BINDING EFFECT. This Agreement shall be binding upon the parties hereto and respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The Sellers may not assign or transfer any right hereunder without the prior written consent of the Buyer. The Buyer may assign or transfer its rights hereunder to an affiliate or any person or entity with whom any such affiliate has an administrative relationship.

         SECTION 4.5. COUNTERPARTS; HEADINGS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this
Agreement, and shall in no way modify or restrict any of the terms or provisions of this Agreement.

         SECTION 4.6. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed validly given, made or served if in writing and delivered personally or sent by certified mail, postage prepaid, or by overnight courier, or by telecopier to the address set forth opposite the receiving party's signature hereto, or to such other address as shall be furnished in writing by any party to the others.

         SECTION 4.7. TAX MATTERS.

         (a) Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date. The Buyer shall permit the Sellers to review and comment on each such Tax Return described herein prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers.

         (b) Cooperation. The Buyer, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 4.7(a) above and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis. The

Company and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective taxable periods and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

         (c) Audits. The Sellers shall have the sole right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to taxable periods of the Company which end on or before the Closing
Date and which arise from any federal, state or local Tax matter and to employ counsel of its choice at its expense. With respect to any Tax matter covered by the first sentence hereof, the Buyer shall have the right to consult with the
Sellers regarding any such contest that may affect the Company for any periods ending after the Closing Date at the Buyer's own expense. The Buyer shall have the right to control the conduct of any contest with respect to any Tax matter arising in a period ending after the Closing Date so long as the matter does not relate to federal, state or local Taxes applicable to the Company for any period prior to the Closing Date. If such Tax matters do relate to federal, state or local Taxes for periods prior to the Closing Date, the Sellers shall have the right to control such matters as specified in the first sentence hereof.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

TBS INTERNATIONAL LIMITED

By:                                                  Address:     c/o TBS Shipping Services Inc.
     ---------------------------------------                      612 East Grassy Sprain Road
Name:                                                             Yonkers, New York  10710
Title:                                                            Telecopier:

SELLERS:

                                                     Address:     c/o TBS Shipping Services Inc.
--------------------------------------------                      612 East Grassy Sprain Road
Name:  Joseph E. Royce                                            Yonkers, New York  10710
Shares:  65

                                                     Address:     c/o TBS Shipping Services Inc.
--------------------------------------------                      612 East Grassy Sprain Road
Name:  Gregg L. McNelis                                           Yonkers, New York  10710
Shares:  15

                                                     Address:     c/o TBS Shipping Services Inc.
--------------------------------------------                      612 East Grassy Sprain Road
Name:  Captain Alkis N. Meimaris                                  Yonkers, New York  10710
Shares:  10

                                                     Address:     c/o TBS Shipping Services Inc.
--------------------------------------------                      612 East Grassy Sprain Road
Name:  Lawrence A. Blatte                                         Yonkers, New York  10710
Shares:  10

                                                                  EXHIBIT A

                                 GENERAL RELEASE
                                 ---------------

       ___________, an individual residing at _________________(the "Releasor"), for valuable consideration, including without limitation the payment for the
Releasor's shares of common stock of TBS Shipping Services Inc. (the
"Company"), receipt of which is hereby acknowledged, by this instrument for himself and his successors, heirs, executors, administrators and assigns, does hereby remise, release and forever discharge the Company, TBS International
Limited and their affiliates, successors, assigns, officers, directors, agents, employees and counsel (the "Released Parties"), from all manner of actions, causes of action, suits, debts, sums of money, bonds, bills, contracts, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, other than claims for current salary and the Releasor's undistributed share of the 2005 S Corporation Earnings of the Company, arising in any jurisdiction, at law or in equity, which the Releasor or his successors, heirs, executors, administrators or assigns ever had, now has or hereafter can, shall or may have, for, upon or by reason of any employment arrangement with the
Released Parties or any interest in the Released Parties, or any agreement, instrument, matter, cause or thing whatsoever.

                             By:
                                -----------------------------------------------

STATE OF              )
            ---------
                          :  ss:
COUNTY OF             )
            ---------

                  On the ___ day of May ___, 2005 before me personally came
__________________________, to me known, who being by me duly sworn, did depose and say that he resides at ____________________; that he is the individual described in the foregoing instrument; and that he duly executed the same.

                                         ----------------------------